LIMITED POWER OF ATTORNEY

I, Eric T. McKissack, do hereby grant power of attorney to each of Geraldine I. Hayhurst, Jonathan Cohen, Tranny Arnold, Arriann Mathurin, and Valerie Cloutier for the sole purpose of filing Forms 3, 4, or 5 to report my transactions in Farmer Mac securities with the Securities and Exchange Commission as required by Section 16(b) of the Securities Exchange Act of 1934 and with the Farm Credit Administration (FCA) as required by regulations issued by the FCA. This Limited Power of Attorney will remain in effect until revoked in writing by me.

Dated: September 24, 2025

Signature: Eric T McKissack

Eric T. McKissack